Exhibit 99

FOR IMMEDIATE RELEASE

Target Contacts:	John Hulbert, Investors, (612) 761-6627
Susan Kahn, Financial Media, (612) 761-6735
Target Media Hotline, (612) 696-3400

Target Announces Agreement to Sell

Credit Card Portfolio to TD Bank Group

Companies also Announce Seven-Year Program Agreement

MINNEAPOLIS (October 23, 2012) — Target Corporation (NYSE:TGT) announced today that it has reached an agreement to sell its entire consumer credit card portfolio to TD Bank Group (TSX and NYSE: TD) for an amount equal to the gross value of the outstanding receivables (“par”) at the time of closing. Target’s portfolio currently has a gross value of approximately $5.9 billion. In addition, the two companies entered into a seven-year program agreement under which TD will underwrite, fund and own future Target Credit Card and Target Visa receivables in the United States. Under the program agreement, TD will control risk management policies and regulatory compliance and Target will continue to perform account servicing functions. This transaction, which is subject to regulatory approval and other customary closing conditions, is expected to close in the first half of calendar 2013.

“Target is very pleased to have reached this agreement with TD which is the result of extensive efforts by teams at both companies,” said Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation. “This transaction achieves all of Target’s strategic and financial goals for a portfolio sale. We look forward to working with this premier global financial institution to continue Target’s long history of innovation in our guest-focused financial services strategy.”

“Our agreement with Target will significantly expand our presence in the North American credit card business and will establish TD as a key player in this space,” said Ed Clark, Group President and CEO, TD Bank Group. “We’re excited to be working with Target’s strong team and leading retail brand. This asset acquisition aligns perfectly with our strategy, fits our risk profile and is a great complement to our high-growth credit card business.”

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Under the seven-year program agreement, which applies to Target’s U.S. credit card operations, Target will maintain the current deep integration between its financial services operations and its retail operations. The agreement does not have any impact on Target’s 5% REDcard Rewards program. Target team members will continue to provide all servicing for Target Credit Card and Target Visa accounts. The portfolio sale and program agreement are designed to have minimal impact on Target’s current cardholders, guests and the Target team members who support financial products and services.

Transaction Structure, Accounting and Earnings Impacts

Target expects its third quarter 2012 GAAP earnings per share will reflect a pre-tax gain of approximately $150 million due to a change in the accounting treatment of its receivables from “held for investment” to “held for sale”. In addition, at closing Target expects to recognize an additional pre-tax gain of $350 to $450 million on the sale of its portfolio. Target has posted details on the accounting aspects of this transaction on its investor relations website: www.Target.com/investors.

Target expects to deploy proceeds from the sale in a manner that will preserve its strong investment-grade credit ratings. Specifically, the company expects to apply approximately 90 percent of net transaction proceeds to reduce the company’s net debt position, with the remainder applied to share repurchase over time.

Under the terms of the program agreement, Target will continue to earn a substantial portion of the profits generated by the Target Credit Card and Target Visa portfolios. Target’s income from the profit-sharing arrangement, net of account servicing expenses, will be recognized within SG&A expenses in its U.S. Retail Segment. Beginning with the fiscal quarter in which the transaction closes, Target will no longer report its U.S. Credit Card Segment.

Target expects that net income from this profit-sharing arrangement, combined with the benefit of debt reduction and share repurchase resulting from deployment of proceeds from the sale, will result in mild dilution to Target’s adjusted earnings per share in the first 12 months following closing*. Specifically, Target expects that in the 12 months following closing its adjusted earnings per share will be approximately 10 cents lower compared with a scenario in which Target continued to fund its portfolio. Based on its forecast for income from profit sharing combined with the expected benefit from share repurchase and interest savings, Target expects that the adjusted EPS impact of this transaction will be neutral over time.

*Target calculates adjusted earnings per share to measure the results from operations in its U.S. businesses. Accordingly, adjusted earnings per share excludes the impact of Target’s Canadian Segment and other non-segment expenses related to its Canadian market entry.

Miscellaneous

Statements in this release related to the closing of the transaction and timing thereof, the deployment of proceeds and the transaction’s expected impact on earnings performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially. The most important risks and uncertainties include: (i) the risk that the transaction may not close or may not close on the expected timeline; (ii) the risk that cardholders will pay down their existing balances faster than anticipated; and (iii) the risks described in Item 1A of the company’s Form 10-K for the fiscal year ended January 28, 2012 and Form 10-Q for the fiscal quarter ended July 28, 2012.

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,781 stores across the United States and at Target.com. The company plans to open its first stores in Canada in 2013. In addition, the company operates a credit card segment that offers branded proprietary credit card products. Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/hereforgood.

For more information, visit Target.com/Pressroom.

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